Exhibit 10.3

ORTHOFIX MEDICAL INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of June 19, 2023 (the “Effective Date”), by and between Orthofix Medical Inc., a Delaware corporation (together with its direct and indirect subsidiaries, the “Company”), and Kimberley A. Elting (the “Executive”).

RECITALS

WHEREAS, the Executive is expected to make significant contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company believes that it is important to provide the Executive with severance benefits upon certain terminations of employment to provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company;

WHEREAS, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) and the uncertainty that it would cause could result in the departure or distraction of the Executive, to the detriment of the Company and its stockholders;

WHEREAS, the Company desires to encourage the continued employment of the Executive by the Company and wants assurance that it shall have the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a Change in Control; and

WHEREAS, the Company and the Executive are parties to a Change in Control and Severance Agreement, dated as of November 1, 2016 (the “Prior CiC Agreement”), and the parties desire that this Agreement shall constitute a novation of such Prior CiC Agreement, such that, effective upon execution and delivery of this Agreement, the Prior CiC Agreement shall be deemed null and void.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. As used in this Agreement, the following terms have the following meanings, which are equally applicable to both the singular and plural forms of the terms defined:
(a)
“2012 LTIP” shall mean the Company’s 2012 Long-Term Incentive Plan, as amended and/or restated from time-to-time (including after the Effective Date).
(b)
“Board” shall mean the Board of Directors of Parent.
(c)
“Cause” shall mean (i) willful and intentional commission by the Executive of one or more material acts of (A) fraud, misappropriation or embezzlement related to the business or property of the Company or (B) moral turpitude; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony; or (iii) fraud or willful misconduct committed by the Executive that caused or otherwise materially contributed to the requirement for an accounting restatement of the Company’s financial statements due to noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules). No act or omission shall be deemed willful, intentional or material for purposes of this definition if taken or omitted to be taken by the Executive in a good faith belief that such act or omission to act was in the best interests of the Company or if done at the direction of the Board or the board of directors or principal executive officer of any acquirer of the Company.
(d)
“Change in Control” shall mean the occurrence of any of the following events:
(i)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), in any individual transaction or series of related transactions, of 50% or more of either (A) the then outstanding shares of common stock of Parent (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent; (2) any acquisition by Parent; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change in Control;
(ii)
a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the Effective Date, whose appointment, election, or nomination for election by Parent’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;
(iii)
consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries) (any such transaction, a “Business Combination”); expressly excluding, however, any such Business Combination pursuant to which all of the following conditions are met: (A) all or substantially all of the Person(s) who are the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than Parent, any employee benefit plan (or related trust) of Parent or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the entity resulting from such Business Combination;

(iv)
the approval by the stockholders of Parent of a complete liquidation or dissolution of Parent;
(v)
the Company shall sell or dispose of, in a single transaction or series of related transactions, business operations that generated two-thirds of the consolidated revenues of the Company (determined on the basis of Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) and such disposal shall not be exempted pursuant to clause (iii) of this definition of Change in Control;
(vi)
Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Parent has or may have occurred or will or may occur in the future pursuant to any then-existing agreement or transaction; notwithstanding the foregoing, unless determined in a specific case by the Board, a “Change in Control” shall not be deemed to have occurred solely because: (A) an entity in which Parent directly or indirectly beneficially owns 50% or more of the voting securities, or any Parent-sponsored employee stock ownership plan, or any other employee plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change in control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) any Company‑sponsored employee stock ownership plan, or any other employee plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change in control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or
(vii)
any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this definition.

Notwithstanding this definition of “Change in Control,” the Board, in its sole discretion, may determine that a Change in Control has occurred for purposes of this Agreement, even if the events giving rise to such Change in Control are not expressly described in the above definition.

The parties agree and acknowledge that the merger pursuant to which SeaSpine merged into a wholly-owned subsidiary of Parent, which was consummated on January 5, 2023 (the “SeaSpine Merger), shall constitute a Change in Control under the terms of this Agreement.

(e)
“CIAA” shall mean that certain Confidentiality, Invention Assignment and Restrictive Covenants Agreement entered into by Parent (or one of its current direct or indirect subsidiaries) and the Executive on June 19, 2023, as such agreement may be amended from time-to-time.
(f)
“CIAA Covenants” shall mean the covenants set forth in the CIAA, including but not limited to the covenants contained therein related to fiduciary duties, confidential information, inventions, non-competition and non-solicitation, if and as applicable.
(g)
“CiC Date” shall mean the date on which a Change in Control occurs. The parties agree and acknowledge that the closing date of the SeaSpine Merger shall constitute a CiC Date under the terms of this Agreement, and that a CiC Period shall therefore exist between January 5, 2023 and January 4, 2025.
(h)
“CiC Period” shall mean the twenty four (24)-month period commencing on any CiC Date; provided, however, if the Company terminates the Executive’s employment with the Company prior to such CiC Date but on or after a Potential CiC Date, and it is reasonably demonstrated that the Executive’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change in Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change in Control, then the “CiC Period” shall mean the twenty four (24)-month period beginning on the date immediately prior to the date of the Executive’s termination of employment with the Company.
(i)
“CiC Period Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (i) a requirement that the Executive work principally from a location that is more than thirty (30) miles from his or her then-current principal place of employment (which, for the avoidance of doubt, shall not preclude the Executive from being required by the Company to travel to Company office locations more than thirty (30) miles from his or her then-current principal place of employment during CiC Periods), (ii) any reduction in the Executive’s Total Compensation (other than any reduction of the Executive’s equity-based compensation occurring on or prior to January 4, 2025 solely as a result of across-the-board reductions to equity-based compensation levels that apply the applicable reduction percentage substantially similarly to similarly situated Parent executives), (iii) any material breach of this Agreement, any written communication offering employment to the Executive (the “Offer Letter”) or any other material agreement with the Executive by the Company or any successor entity, or (iv) any diminution after the Effective Date in the Executive’s employment position, authority, duties, responsibilities or line of reporting structure, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position and title immediately prior to consummation of the Change in Control (including, for example, if the Executive was the Chief Financial Officer of the Company immediately prior to consummation of a Change in Control and is not the Chief Financial Officer of the Company immediately following consummation of the Change in Control, then a diminution in the Executive’s responsibilities will have occurred), in each case excluding for this purpose an isolated, insubstantial and inadvertent action taken in good faith and which is promptly remedied by employer. The Executive shall only have CiC Period Good Reason if (A) the Executive has provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the Executive’s initial awareness of the existence of the condition, (B) the Company does not cure such condition within thirty (30) days following receipt of such notice of termination, and (C) if such condition is not cured within such thirty (30) day period, the Executive actually terminates employment within sixty (60) days after the notice of termination. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i), (ii), (iii) or (iv) shall not affect the Executive’s ability to terminate employment for CiC Period Good Reason, and the Executive’s death following delivery of a notice of termination for CiC Period Good Reason shall not affect the Executive’s estate’s entitlement to the severance benefits provided hereunder upon a termination of employment for CiC Period Good Reason.
(j)
“Compensation Committee” shall mean the Compensation & Talent Development Committee of the Board or any successor committee.
(k)
“Disability” as used in this Agreement shall have the meaning given to that term by any disability insurance the Company carries at the time of termination that would apply to the Executive. Otherwise, the term “Disability” shall mean the inability of the Executive to perform each of the essential duties of the Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months. Any dispute as to whether or not the Executive has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Board and the Executive (or his legal representative, if applicable). If the Board and the Executive (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.
(l)
“Dispute Resolution Agreement” shall mean that certain Dispute Resolution Agreement entered into by Parent (or one of its current direct or indirect subsidiaries) and the Executive on June 19, 2023, as such agreement may be amended from time-to-time.
(m)
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(n)
“Good Reason” shall mean: (i) during a CiC Period, (A) CiC Period Good Reason; or (B) if in the notice of termination Executive indicates Executive is relying on Non-CiC Period Good Reason, Non-CiC Period Good Reason; and (ii) during a Non-CiC Period, Non-CiC Period Good Reason. For clarity, Executive shall be entitled to the benefits set forth in Section 4 if Good Reason is based on the definition set forth in Section 1(n)(i)(B).
(o)
“Non-CiC Period” shall mean any period of time that is not a CiC Period.
(p)
“Non-CiC Period Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (i) a requirement that the Executive work principally from a location that is more than fifty (50) miles from his or her then-current principal place of employment (which, for the avoidance of doubt, shall not preclude the Executive from being required by the Company to travel to Company office locations more than fifty (50) miles from his or her then-current principal place of employment during Non-CIC Periods), (ii) any 10% or greater reduction in the sum of the Executive’s base salary and target annual bonus opportunity, (iii) any 20% or greater reduction in the grant date fair value of annual equity-based compensation awarded to the Executive relative to the prior year or the calendar year during which the Effective Date occurs, whichever is greater (other than any reduction of the Executive’s equity-based compensation occurring solely as a result of across-the-board reductions to equity-based compensation levels that apply the applicable reduction percentage substantially similarly to similarly situated Parent executives), or (iv) any material breach of this Agreement, the Offer Letter or any other material agreement with the Executive by the Company or any successor entity. The Executive shall only have Non-CiC Period Good Reason if (A) the Executive has provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the Executive’s initial awareness of the existence of the condition, (B) the Company does not cure such condition within thirty (30) days following receipt of such notice of termination, and (C) if such condition is not cured within such thirty (30) day period, the Executive actually terminates employment within sixty (60) days after the notice of termination. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i), (ii), (iii), or (iv) shall not affect the Executive’s ability to terminate employment for Non-CiC Period Good Reason, and the Executive’s death following delivery of a notice of termination for Non-CiC Period Good Reason shall not affect the Executive’s estate’s entitlement to the severance benefits provided hereunder upon a termination of employment for Non-CiC Period Good Reason.
(q)
“Parent” shall mean Orthofix Medical Inc. and its successors.
(r)
“Partially Accelerating Portion” shall mean, with respect to the applicable Options, TBRS or TBRSUs, as applicable, the portion of such award that would have vested during the 12 months following the date of termination of Service (e.g., (i) for any awards with an annual vesting schedule, the lesser of the remaining unvested portion of such award or 1 times the amount (i.e. 100% of such amount) that would have vested at the next annual vesting date following the date of termination of Service, (ii) for any awards with a quarterly vesting schedule, the lesser of the remaining unvested portion of such award or 4 times the amount (i.e. 400% of such amount) that would have vested at the next quarterly vesting date following the date of termination of Service, and (iii) for any awards with a monthly vesting schedule, the lesser of the remaining unvested portion of such award or 12 times the amount (i.e. 1,200% of such amount) that would have vested at the next monthly vesting date following the date of termination of Service).
(s)
“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.
(t)
“Potential CiC Date” shall mean the earliest to occur of: (i) the date on which Parent executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change in Control or (ii) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control; provided, however, that such date shall become null and void when, in the opinion of the Board, Parent or the respective third party has abandoned or terminated such transaction or series of transactions without consummation.
(u)
“SeaSpine” shall mean SeaSpine Holdings Corporation, a Delaware corporation.
(v)
“Qualified Retirement” shall mean a retirement from Service by the Executive, following notice thereof by the Executive to the Company at least six (6) months prior to such retirement, in which, at the time of such retirement, the sum of the Executive’s age and aggregate 12-month completed periods of Service (whether or not such completed 12-month periods are consecutive), in each case without giving credit for any partial years, equals or exceeds 75.
(w)
“Service” shall have the meaning ascribed to such term in the 2012 LTIP.
(x)
“Total Compensation” shall mean the aggregate of base salary, annual cash-based target bonus opportunity, employee benefits (retirement plan, welfare plans, and fringe benefits), and annual grant date fair value of equity-based compensation, but excluding for the avoidance of doubt any reductions caused by the failure to achieve performance targets.
2.
Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the earlier of (i) the parties’ satisfaction of their respective obligations under this Agreement or (ii) the execution of a written agreement between the Company and the Executive terminating this Agreement.
3.
Certain Terminations of Employment During a Non-CiC Period. If, during a Non-CiC Period, the Executive’s employment with the Company terminates as a result of death, the Executive terminates his or her employment as a result of Disability or for Good Reason, or the Company terminates the Executive’s employment without Cause, the Company shall pay or provide to the Executive (i) the Executive’s outstanding base salary due through the Executive’s date of termination, (ii) any amounts or benefits owing to the Executive as of the Executive’s date of termination under the then applicable benefit plans of the Company, at the time such amounts or benefits are due (including any accrued vacation payable), (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Executive’s date of termination, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy, (iv) if, for the calendar year prior to the Executive’s termination, the Company and/or the Executive has achieved performance goals (whether or not such achievement has been determined formally) such that the Executive has earned (or would have earned, had the Executive been employed in good standing by the Company on the date on which a bonus otherwise would have been paid) a bonus under any annual cash incentive program of the Company (an “Annual Cash Incentive Program”) and such Annual Cash Incentive Program bonus with respect to such prior calendar year has not yet been paid, the amount of such bonus, payable at the same time as payments are made to other participants under such Annual Cash Incentive Program, and (v) a pro rata amount of any Annual Cash Incentive Program bonus with respect to the year of termination (based on the number of days the Executive was employed by the Company during such year of termination) assuming achievement at 100% of Executive’s current annual target cash bonus amount under the Annual Cash Incentive Program, payable at the same time as payments are made to Executive as set forth in this Section 3, other than with respect to the bonus paid under the Annual Cash Incentive Program as contemplated by Section 3(iv) (collectively, the “Accrued Amounts”). Subject to the Executive’s compliance with the covenants in Section 9 (including but not limited to the CIAA Covenants, as defined in Section 9) and the Executive’s execution and non-revocation of the release described in Section 5 hereof, the Company shall also pay to the Executive, in a cash lump sum within ten (10) days following the Release Effective Date (as defined below) (subject to the additional payment delays that may be required pursuant to Sections 8(b) and 8(c) below), an amount equal to 1.0 times the sum of (A) the Executive’s annual base salary in effect as of the Executive’s date of termination (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), (B) the Executive’s current annual target cash bonus amount under the Annual Cash Incentive Program (without giving effect to any reduction of such annual target amount that has occurred within the 12-month period preceding such date of termination) and (C) $12,500 to be used by the Executive for outplacement services (the amount provided for by such sum, the “Severance Base Amount,” and the amount provided for by such product, “Non-CiC Severance Amount”). Notwithstanding the foregoing, if the Non-CiC Severance Amount could be paid to the Executive during the subsequent taxable year of the Executive rather than the Executive’s taxable year in which the Executive’s date of termination occurs based on when the Executive executes and delivers the release described in Section 5 hereof to the Company, then, to the extent that the Non-CiC Severance Amount constitutes nonqualified deferred compensation subject to Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), the Non-CiC Severance Amount shall not be paid earlier than the first business day of the later of such taxable years. In addition, subject to the Executive’s compliance with the covenants in Section 9 (including but not limited to the CIAA Covenants) and the Executive’s execution and non-revocation of the release described in Section 5 hereof, the Company shall reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the Executive and the Executive’s eligible dependents for a period of 12 months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination and that the Executive timely elects to continue the Executive’s coverage under COBRA; provided, however, that the Company’s obligation to reimburse the Executive for such premiums shall cease on the date the Executive is no longer eligible to receive COBRA coverage. The Executive must advise the Company as soon as the Executive becomes eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).
4.
Termination of Employment During a CiC Period. If, during a CiC Period, the Executive’s employment with the Company terminates as a result of death, the Executive terminates his or her employment as a result of Disability or for Good Reason, or the Company terminates the Executive’s employment without Cause, the Company shall: (A) pay or provide to the Executive the Accrued Amounts, and (B) subject to the Executive’s compliance with the covenants in Section 9 (including but not limited to the CIAA Covenants) and the Executive’s execution and non-revocation of the release described in Section 5 hereof, (i) pay to the Executive, in a cash lump sum within ten (10) days following the Release Effective Date (subject to the additional payment delays that may be required pursuant to Sections 8(b) and 8(c) below), an amount equal to 1.5 times the Severance Base Amount (the amount provided for by such product, the “CiC Severance Amount”); provided, however, that if the CiC Severance Amount could be paid to the Executive during the subsequent taxable year of the Executive rather than the Executive’s taxable year in which the Executive’s date of termination occurs based on when the Executive executes and delivers the release described in Section 5 hereof to the Company, then, to the extent that the CiC Severance Amount constitutes nonqualified deferred compensation subject to Section 409A of the Code, the CiC Severance Amount shall not be paid earlier than the first business day of the later of such taxable years; and (ii) reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for health care coverage under COBRA for the Executive and the Executive’s eligible dependents for a period of 12 months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination and that the Executive timely elects to continue the Executive’s coverage under COBRA; provided, however, that the Company’s obligation to reimburse the Executive for such premiums shall cease on the date the Executive is no longer eligible to receive COBRA coverage. The Executive must advise the Company as soon as the Executive becomes eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).
5.
Payments Contingent Upon Release Agreement, Compliance with Covenants. As a condition to receiving the Non-CiC Severance Amount or the CiC Severance Amount, as applicable, and the reimbursement of COBRA premiums pursuant to Sections 3 or 4 hereof, the Executive will execute a general release of claims, which will also confirm any post-termination obligations and/or restrictions applicable to the Executive, in form and substance consistent with then-current practices for companies similarly situated to Parent (the “Release”). Within ten (10) days of the Executive’s date of termination, the Company shall deliver to the Executive the Release for the Executive to execute. The Executive will forfeit all rights to receive the Non-CiC Severance Amount or the CiC Severance Amount, as applicable, and the reimbursement of COBRA premiums pursuant to Sections 3 or 4 hereof unless, within forty-five (45) days of delivery of the Release by the Company to the Executive, the Executive executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”). The Company’s obligation to pay the Non-CiC Severance Amount or the CiC Severance Amount, as applicable, or to reimburse COBRA premiums pursuant to Sections 3 or 4 hereof, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to make such payments or reimbursements. Any reimbursements of COBRA premiums pursuant to Sections 3 or 4 hereof that would otherwise have become due prior to the Release Effective Date shall be paid in a cash lump sum within ten (10) days following the Release Effective Date; provided, that if any reimbursements of COBRA premiums pursuant to Sections 3 or 4 hereof could be paid to the Executive during a different taxable year of the Executive than the Executive’s taxable year in which the Executive’s date of termination occurs based on when the Executive executes and delivers the Release to the Company, then, to the extent that the reimbursements constitute nonqualified deferred compensation subject to Section 409A of the Code, the reimbursement amounts shall not be paid earlier than the first business day of the later of such taxable years. In the event the Company reasonably believes that the Executive has breached one or more of the covenants in Section 9 (including but not limited to the CIAA Covenants), the Company shall notify the Executive and provide reasonably detailed information supporting its belief and the Company and the Executive shall discuss in good faith the resolution thereof. Subject to Section 10(d), if it is determined that the Executive has breached one or more covenants in Section 9 (including but not limited to the CIAA Covenants), the Executive shall forfeit the Executive’s right to receive the Non-CiC Severance Amount or the CiC Severance Amount, as applicable, and the reimbursement of COBRA premiums pursuant to Sections 3 or 4 hereof, and, to the extent such amounts have been paid to the Executive, shall repay to the Company the after-tax amount of any such previously paid amounts.
6.
Time-Based Stock Options, Time-Based Restricted Stock and Time-Based Restricted Stock Unit Vesting and Exercisability. The provisions set forth in Sections 6(a), (b), (c) and (d) below shall apply with respect to (a) all time-based vesting stock options of the Company (“Time-Based Stock Options” or “Options”) granted to the Executive after January 1, 2023, (b) all time-based vesting shares of restricted stock of the Company (“Time-Based Restricted Stock” or “TBRS”) granted to the Executive after January 1, 2023, and (c) all time-based vesting restricted stock units of the Company (“Time-Based RSU” or “TBRSU”) granted to the Executive after January 1, 2023, in each case, whether the applicable Options, TBRS and/or TRBSU are issued under (i) the 2012 LTIP, (ii) SeaSpine’s Amended and Restated 2015 Incentive Award Plan, as amended, (iii) the Company’s Inducement Plan for SeaSpine Employees, (iv) any other Company plan or award approved pursuant to Nasdaq Marketplace Rule 5635(c)(4), or (v) any other future or successor Company plan or standalone award agreements. Such provisions shall supersede and override any conflicting provisions set forth in applicable award agreements of the Company governing applicable grants, and shall be incorporated by reference into the terms of such award agreements. Notwithstanding anything herein to the contrary, the provisions of Section 6 of the Prior CiC Agreement shall remain in full force and effect, and shall continue to apply, with respect to Time-Based Stock Options, TBRS and TBRSUs granted on or before January 1, 2023.
(a)
Termination of Service in Non-Acceleration Circumstances. If, prior to vesting, the Executive’s Service is terminated for any reason other than a circumstance providing for accelerated vesting pursuant to any of Sections 6(b)-(f) below, the unvested portion of the applicable Option, TBRS, or TBRSU shall be cancelled and revert back to the Company as of the date of such termination of Service, and the Executive shall have no further right or interest therein unless the Compensation Committee in its sole discretion shall determine otherwise. In such event, the Executive shall have the right, subject to the other terms and conditions set forth in this Agreement and the applicable plan, to exercise such Option, to the extent it has vested as of the date of such termination of Service, at any time within three (3) months after the date of such termination of Service, subject to the earlier expiration of the Option on the ten (10)-year anniversary of grant or such other term as is provided in the applicable equity award agreement otherwise governing such grant (the “Expiration Date”). To the extent the vested portion of the Option is not exercised within such three (3)-month period, such Option shall be cancelled and revert back to the Company, and the Executive or any permitted transferee pursuant to the terms of the applicable award agreement, as applicable, shall have no further right or interest therein.
(b)
Termination of Service for Death or Disability. If the Executive’s Service terminates by reason of death or the Executive terminates his or her employment as a result of Disability, as of the date of such termination of Service (i) the unvested portion of any Option shall automatically vest and become immediately exercisable in full and (ii) any TBRS and any TBRSU shall automatically vest in full. The full portion of any unexercised Option shall remain exercisable by the Executive (or any person entitled to do so) at any time within eighteen (18) months after the date of such termination of Service, subject to the earlier expiration of such Option on the Expiration Date. To the extent such Option is not exercised within such period, such Option shall be cancelled and revert back to the Company, and the Executive or any permitted transferee pursuant to the terms of the applicable award agreement, as applicable, shall have no further right or interest therein. The shares subject to any such TBRSU shall be delivered no later than sixty (60) days following such termination of Service.
(c)
Termination of Service by Company without Cause or by Executive with Good Reason – January 2023 Grants. With respect solely to Options and TBRSUs granted in January 2023, if the Executive’s Service terminates by reason of the Executive terminating his or her employment for Good Reason or the Company terminating the Executive’s employment without Cause, (i) any such TBRSU shall automatically vest in full, and (ii) the unvested portion of any such Option shall automatically vest and become immediately exercisable in full, and the full portion of any such unexercised Option shall remain exercisable by the Executive (or any person entitled to do so) at any time within eighteen (18) months after the date of such termination of Service, subject to the earlier expiration of such Option on the Expiration Date. To the extent such Option is not exercised within such period, such Option shall be cancelled and revert back to the Company, and the Executive or any permitted transferee pursuant to the terms of the applicable award agreement, as applicable, shall have no further right or interest therein. The shares subject to any such TBRSU shall be delivered no later than sixty (60) days following such termination of Service.
(d)
Termination of Service by Company without Cause or by Executive with Good Reason – Grants In or After February 2023. With respect solely to Options, TBRS and TBRSUs granted in or after February 2023, if the Executive’s Service terminates by reason of the Executive terminating his or her employment for Good Reason or the Company terminating the Executive’s employment without Cause, (i) the Partially Accelerating Portion of any Option shall automatically vest and become immediately exercisable, and the Partially Accelerating Portion of any TBRS and any TBRSU shall automatically vest, in each case, as of the date of such termination of Service. The non-vested portion of the Option shall be cancelled and revert back to the Company. The vested portion of the applicable Option (which, for the avoidance of doubt, shall include the Partially Accelerating Portion) shall remain exercisable by the Executive (or any person entitled to do so) at any time within eighteen (18) months after the date of such termination of Service, subject to the earlier expiration of the Option on the Expiration Date, and to the extent such vested portion of the Option is not exercised within such eighteen (18)-month period, such portion of the Option shall be cancelled and revert back to the Company, and the Executive or any permitted transferee pursuant to the terms of the applicable award agreement, as applicable, shall have no further right or interest therein, and (ii) the shares subject to any such TBRSU shall be delivered no later than sixty (60) days following such termination of Service.
(e)
Termination of Service for Certain Qualified Retirements. If the Executive’s Service terminates by reason of a Qualified Retirement occurring no less than six (6) months after the Grant Date but prior to the second anniversary of the Grant Date, any Option shall automatically vest and become immediately exercisable, and any TBRS and any TBRSU shall automatically vest, as of the date of such termination of Service, with respect to the aggregate number of shares of common stock of Parent as to which such Option, TBRS, or TBRSU, as applicable, would have been vested as of such second anniversary of the Grant Date. If the Executive’s Service terminates by reason of a Qualified Retirement after the second anniversary of the Grant Date but before the third anniversary of the Grant Date, any Option shall automatically vest and become immediately exercisable, and any TBRS and any TBRSU shall automatically vest, as of the date of such termination of Service, with respect to the aggregate number of shares of common stock of Parent as to which such Option, TBRS, or TBRSU, as applicable, would have been vested as of such third anniversary of the Grant Date. If the Executive’s Service is terminated by reason of a Qualified Retirement after the third anniversary of the Grant Date but before the fourth anniversary of the Grant Date, any Option shall automatically vest and become immediately exercisable, and any TBRS and any TBRSU shall automatically vest in full, as of the date of such termination of Service. In each of the circumstances described in the preceding three sentences, (i) the applicable Option shall remain exercisable by the Executive (or any person entitled to do so) at any time within eighteen (18) months after the date of such termination of Service, subject to the earlier expiration of the Option on the Expiration Date, and to the extent such Option is not exercised within such eighteen (18)-month period, the Option shall be cancelled and revert back to the Company, and the Executive or any permitted transferee pursuant to the terms of the applicable award agreement, as applicable, shall have no further right or interest therein, and (ii) the shares subject to any such TBRSU shall be delivered no later than sixty (60) days following such termination of Service.
(f)
Certain Additional Change in Control Circumstances. In the event that any Option is assumed or continued, or substituted for new common stock options or another equity-based award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares and option exercise prices), or any unvested portion of the TBRS or the TBRSU is assumed or continued, or substituted for new restricted common stock, new restricted stock unit, or another equity-based award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares), in each case upon the consummation of any Change in Control, and the employment of the Executive with the Company is terminated by the Company without Cause or by the Executive for CiC Period Good Reason, in each case during a CiC Period (including, for the avoidance of doubt, following a Potential CiC Date but before the applicable Change in Control has been consummated), (i) such Option shall be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the thirty six (36)-month period immediately following such termination (subject to the earlier expiration of the Option on the Expiration Date) or for such longer period as the Compensation Committee shall determine and (ii) the unvested portion of such TBRS and such TBRSU shall be fully vested (and the shares subject to any such TBRSU shall be delivered no later than sixty (60) days following such termination of Service). (Nothing in the preceding sentence shall limit or alter the Executive’s rights under Section 6(c) hereof in the event that the Executive instead terminates his or her Service by reason of a Qualified Retirement.) In the event that a Change in Control occurs in which outstanding Options, shares of TBRS, and/or TBRSUs are not being assumed, continued or substituted (as contemplated by the preceding sentence), any Option and the unvested portion of any TBRS and any TBRSU shall be treated in accordance with the default rules applicable under Section 17.3 of the 2012 LTIP (or if made pursuant to a successor long-term incentive plan or inducement plan, the default rules contained in such plan), provided, that if the termination of Service occurs following a Potential CiC Date but before the applicable Change in Control has been consummated, the applicable unvested portion of such Options, TBRS and/or TBRSUs shall remain outstanding through the consummation of such Change in Control, and shall become vested in accordance with the terms of Sections 17.3(a) and 17.3(b) of the 2012 LTIP in connection with the consummation of such Change in Control.
(g)
Definition of Qualified Retirement. The term Qualified Retirement as used in any award agreement with respect to Options, TBRS, or TBRSU shall, notwithstanding any definition of such phrase in an award agreement, be defined as set forth in this Agreement.
(h)
Survival. All of the provisions in this Section 6 shall survive any expiration or termination of this Agreement for any reason (unless such termination is as a result of a future novation of such provisions entered into by each of the parties).
7.
Section 280G. In the event that any of the severance payments and other benefits provided by this Agreement or otherwise payable to the Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the Executive’s severance payments and benefits under this Agreement or otherwise shall be payable either in full or in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section 7 shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Executive. The calculations and establishment of assumptions in this Section 7 will be performed by a professional tax firm engaged by the Company as of the day prior to the applicable CiC Date. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company shall appoint a nationally recognized tax firm to make the determinations required by this Section 7. The Company shall bear all expenses with respect to the determinations by such firm required to be made by this Section 7. The Company and the Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and the Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon the Company and the Executive. However, the Executive shall have the final authority to make any good faith determination(s) associated with the assumptions used by the tax firm in providing its calculations, and such good faith determination by the Executive shall be binding on the Company. As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional tax firm described in this Section 7, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of this Section 7 is due (the “Additional Excise Tax”). The Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to the Executive. The Company shall pay all reasonable fees, expenses and penalties of the Executive relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under this Section 7 to place the Executive in a better after-tax position, the Executive shall repay the Company such amount within 30 days thereof in order to effect such result.
8.
Section 409A.
(a)
For purposes of Section 409A of the Code (“Section 409A”) (i) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (x) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (y) with respect to amounts paid as separation pay (as defined under Treasury Regulation § 1.409A-1(m)) no later than the second calendar year following the calendar year containing the Executive’s “separation from service” (as defined for purposes of Section 409A), the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which exemptions are hereby incorporated by reference.
(b)
Any payments otherwise payable under this Agreement shall not commence until the Executive has a “separation from service” (as defined in Section 409A).
(c)
If the Executive is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of the Executive’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) that is payable upon a separation from service, and to the extent required in order to avoid the imposition of an excise tax under Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the date of the Executive’s death and (2) the first day of the seventh month following the Executive’s separation from service, provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum on the first day of the seventh month following the Executive’s separation from service (or upon the date of the Executive’s death, if earlier).
(d)
Any expense reimbursements or in kind benefits under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)
If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Executive by Section 409A, and the Executive shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.
9.
Additional Covenants.
(a)
Confidentiality, Inventions Assignment and Other Matters. The parties hereby incorporate by reference the CIAA into this Agreement. The Executive acknowledges and agrees that the CIAA Covenants are material provisions of this Agreement and that a material breach of the CIAA Covenants shall be a material breach of this Agreement, and that the payment rights set forth in Sections 3 and 4 of this Agreement are subject to compliance with the CIAA Covenants, as further described in such respective sections.
(b)
Non-Disparagement. The Executive agrees that the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. The Executive further agrees that during, and for 18 months after, the term of the Executive’s employment with the Company, the Executive will not purposefully make or publish, directly or indirectly, any public statement disparaging the Company or any of its directors or officers who held such offices at the time of Executive’s termination. A disparaging statement is any written communication (including via an online, digital, or social media platform) that attacks the Company’s products, services, or business policies and/or is intended to undermine the Company’s reputation. The Executive further understands and agrees that this Section 9(b) is a material provision of this Agreement and that any material breach of this Section 9(b) shall be a material breach of this Agreement. Notwithstanding the foregoing and anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Executive from (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful, or (ii) cooperating in any investigation or providing testimony in legal proceedings (whether administrative or judicial). Further, and consistent with Section 10(b), this Section 9(b) is not intended to prevent Executive from exercising any other rights protected by law, including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.
(c)
Cooperation. The Executive agrees that, for 18 months after the Executive’s date of termination, the Executive shall make himself of herself available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which the Executive shall provide to the Company, or its designated attorneys or agents, any and all information known to the Executive regarding or relating to the Company or the Executive’s activities on behalf of the Company pertaining to the subject matter on which the Executive’s cooperation is sought.
10.
Miscellaneous.
(a)
Employment At-Will. The Executive agrees and understands that nothing in this Agreement shall change the Executive’s “at-will” employment status or confer any right with respect to continuation of employment with the Company, nor shall it interfere in any way with the Executive’s right or the Company’s right to terminate the Executive’s employment at any time, with or without cause, either at the Executive’s or the Company’s option, with or without notice.
(b)
Permitted Disclosures. The Executive understands that nothing contained in this Agreement restricts or limits the Executive’s right to discuss the Executive’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States

Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of the Executive’s employment with others to the extent permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Additionally, the Executive understands that, pursuant to 18 U.S.C. Section 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose such trade secret to the Executive’s attorney and use the trade secret information in related court proceedings, provided that Employee files any document containing the trade secret information under seal and does not further disclose the trade secret, except pursuant to court order.
(c)
Governing Law. This Agreement will be governed by, construed, interpreted, and its validity determined under the laws of the state in which the Executive resides (the “Governing Law State”), as applied to agreements entered into and to be fully performed by residents of such Governing Law State. Such law of the Governing Law State shall govern regardless of the forum in which a dispute may be adjudicated. Subject to Section 10(d) hereof, all actions or proceedings for injunctive relief arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the Governing Law State having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue therein and any defense of forum non conveniens.
(d)
Dispute Resolution. The parties hereby incorporate by reference the Dispute Resolution Agreement into this Agreement and agree that any and all disputes arising under this Agreement are subject to and governed by the Dispute Resolution Agreement; provided, however, that the parties reserve the right to seek temporary or preliminary injunctive relief in court, in which case the parties agree that such injunctive relief shall be granted in court to preserve the status quo pending a resolution on the merits in arbitration. The Executive agrees that in connection with any application for injunctive relief, discovery shall be conducted on an expedited basis. The Executive further agrees that, in any proceeding alleging breach of this Agreement, the Company shall have the right to conduct forensic examinations of any computers and/or electronic devices in the Executive’s possession or control, if the Company reasonably believes such devices contain Confidential Information (as defined in the Dispute Resolution Agreement).
(e)
Remedies. The Executive acknowledges that any breach or threatened breach of this Agreement will cause immediate and irreparable injury and unquantifiable damage to the Company. If the Executive breaches, or the Company reasonably believes the Executive is about to breach, this Agreement, the Executive agrees that the Company is entitled to immediate injunctive relief enforcing the terms of this Agreement without the necessity of posting a bond, in addition to any other remedies at law or in equity. The Executive and the Company agree that in any legal proceeding to enforce this Agreement, the prevailing party shall be entitled to reimbursement of its actual costs and expenses, including without limitation reasonable attorneys’ fees and costs.
(f)
Assignment. The Executive agrees that, should the Company be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were the Company itself enforcing the Agreement.

Notwithstanding the foregoing, the Executive may not assign this Agreement or any part hereof. Any purported assignment by the Executive shall be null and void from the initial date of purported assignment.
(g)
Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, then the Agreement will be deemed amended to the extent necessary to render the invalid, illegal, or unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court or other adjudicator declines to amend the Agreement, the invalidity, illegality, or unenforceability of any provision will not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the invalid, illegal, or unenforceable provision had not been included in this Agreement.
(h)
Waiver. A waiver by the Company of a breach of any provisions of this Agreement shall not be deemed a waiver of any subsequent breach, nor shall recourse to any remedy hereunder be a waiver of any other or further relief or remedy. No waiver will be effective unless made in writing and signed by an officer of the Company.
(i)
Entire Agreement. Except as otherwise stated herein, this Agreement, together with the CIAA, the Dispute Resolution Agreement and, if applicable, the Offer Letter, set forth the entire agreement and understanding between the Company and the Executive with respect to the subject matter of this Agreement (including but not limited to severance payments and benefits), and supersedes and replaces all prior understandings and agreements regarding the same, whether written or oral. This Agreement can only be amended or modified in a writing signed by both parties. Any subsequent change(s) in the Executive’s duties, salary, compensation, or benefits will not affect the validity or scope of this Agreement, including the at-will nature of employment as described in Section 10(a). The Company’s and the Executive’s obligations under this Agreement shall survive the termination of Employee’s employment regardless of the manner of such termination. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, affiliated entities, and any party-in-interest. In furtherance of the foregoing, the parties agree that this Agreement shall constitute a novation of the Prior CiC Agreement, and that, other than as provided in Section 6 of this Agreement, effective upon execution and delivery of this Agreement, (i) the Prior CiC Agreement shall be deemed null and void, with no parties thereunder continuing to be bound by any obligations under the Prior CiC Agreement and (ii) this Agreement shall amend and supersede all rights and obligations set forth in the Prior CiC Agreement.
(j)
Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.
(k)
Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company shall be directed to the attention of the Chief Legal Officer of the Company at the address of the Company’s headquarters, and notice to the Executive shall be directed to the Executive at the Executive’s most recent personal residence on file with the Company.
(l)
Taxes and Withholdings. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state and local withholding amounts in accordance all applicable laws and regulations and deductions authorized by the Executive. The Executive shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

ORTHOFIX MEDICAL INC. By: /s/ Keith C. Valentine _ Keith C. Valentine President and Chief Executive Officer
EXECUTIVE /s/ Kimberley A. Elting _ Kimberley A. Elting